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Exhibit 23.1

Consent of independent registered public accounting firm

We consent to the use in this Registration Statement on Form S-1 of our report dated November 2, 2016 relating to the financial statements of Braeburn Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about the Company's ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
December 30, 2016

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  Exhibit 23.1